NEWS

For Immediate Release

For additional information contact:

Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Reverse Stock Split Effective December 5, 2011

Menomonee Falls, Wis., November 30, 2011 - Magnetek, Inc. (“Magnetek” or the “Company”) announced today that it has filed a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of its common stock that will become effective at 12:01 a.m. Eastern Standard Time on December 5, 2011. The reverse stock split, which was approved by the Company's stockholders on November 9, 2011, will reduce the number of shares of the Company's outstanding common stock, par value $0.01 per share, from approximately 32.8 million to approximately 3.28 million. The reverse stock split-adjusted shares of the Company's common stock will begin trading at the start of New York Stock Exchange (“NYSE”) trading on December 5, 2011. Magnetek's common stock will continue trading on the NYSE under its ticker symbol “MAG,” but the Company will be issued a new CUSIP number: 559424403.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive from Magnetek's transfer agent, American Stock Transfer & Trust Company, upon receipt by the transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), a cash payment in lieu of such fractional share in an amount equal to (x) the fractional share amount multiplied by (y) the product of (i) the average of the high and low trading prices of the common stock as reported on the NYSE during each of the ten trading days immediately preceding December 5, 2011 and (ii) 10.

Magnetek's transfer agent is acting as agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock and/or the process for receiving a cash payment in lieu of fractional shares.

About Magnetek, Inc.
Magnetek, Inc. provides digital power and motion control systems used in overhead material handling, elevator, and energy delivery applications. The Company is North America's largest supplier of digital drive systems for industrial cranes, hoists, and monorails. Magnetek provides Energy Engineered® drives, radio remote controls, motors, and braking and collision avoidance subsystems to North America's foremost overhead material handling crane builders. The Company is also the world's largest independent builder of highly integrated digital motion control systems for high-rise, high-speed elevators. In energy delivery, Magnetek develops and markets digital power inverters that connect renewable energy sources to the utility grid, and is a leading independent supplier of digital motion control systems for underground coal mining applications. Magnetek is headquartered in Menomonee Falls, Wis., in the greater Milwaukee area and operates manufacturing facilities in Pittsburgh, Pa., and Canonsburg, Pa., as well as Menomonee Falls.

Special Note Regarding Online Availability of Magnetek Releases and Filings

All Magnetek financial news releases and filings with the Security and Exchange Commission (“SEC”) are posted to the Magnetek website. Material and financial releases as well as SEC filings are available at www.magnetek.com. Automatic email alerts for these postings are available from the Investor Relations section of the site. Corporate and general releases as well as product information are also available at www.magnetek.com.

Special Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control, including (1) the potential inability to achieve timely compliance with the NYSE's continued listing standards, and (2) the potential for the Company to be considered below criteria with respect to other NYSE listing standards. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.